PROSPECTUS SUPPLEMENT                 PURSUANT TO RULE 424(B)(3) AND RULE 424(C)
(TO PROSPECTUS DATED FEBRUARY 9, 1998)     REGISTRATION STATEMENT NO.: 333-35563

VASCO LOGO                                VASCO DATA SECURITY
                                          INTERNATIONAL, INC.
                             OFFER TO EXCHANGE SHARES, OPTIONS AND WARRANTS
                              FOR VASCO CORP. SHARES, OPTIONS AND WARRANTS
                                (AND ASSOCIATED CORPORATE MATTER CLAIMS)

     This Prospectus Supplement supplements, and has been prepared solely for use in conjunction with, the Prospectus of VASCO Data Security International Inc., a Delaware corporation ("New VASCO"), dated February 9, 1998 (the "Prospectus"), pursuant to which New VASCO offered to exchange Shares, Options and Warrants for VASCO CORP. ("Current VASCO") Shares, Options and Warrants (and Associated Corporate Matter Claims).

     On page 72 of the Prospectus, New VASCO stated that the Internal Revenue Service indicated that it would address in the near future the exchange of warrants which are part of a larger transaction that qualifies as a "B Reorganization" (as defined on page 71 of the Prospectus). On February 23, 1998, the Internal Revenue Service released Revenue Ruling 98-10 (the "Ruling"), which permits the exchange of warrants which are part of a B Reorganization on or after March 9, 1998 to be exchanged tax-free for federal income tax purposes.

     Accordingly, this Prospectus updates and supersedes where indicated certain information set forth in the Prospectus.

     1. The sixth paragraph on the continuation page of the Cover Page of the Prospectus is hereby replaced in its entirety by the following paragraph:

     The Exchange Offer is intended for federal income tax purposes to be a tax-free transaction with respect to the exchange of the Current VASCO Common Stock, the Current VASCO Stock Options, the Current VASCO Conversion Options and those Current VASCO Warrants that were issued for services (referred to herein as "Current VASCO Compensatory Warrants"). In addition, as a result of the Ruling, the exchange of Current VASCO Warrants that were not issued for services (referred to herein as "Current VASCO Noncompensatory Warrants") will be tax-free for federal income tax purposes. See "REORGANIZATION OF CURRENT VASCO -- Federal Income Tax Consequences."

     2. The second bullet point under the subsection entitled "Disadvantages" on page 3 of the Prospectus is hereby deleted.

     3. The second Q and A on page 13 of the Prospectus are hereby replaced in their entirety by the following Q and A:

Q. WHAT ARE THE TAX CONSEQUENCES FOR EXCHANGING MY SHARES, OPTIONS AND WARRANTS (AND ASSOCIATED CORPORATE MATTER CLAIMS)?

A. The exchange of Current VASCO Shares, Current VASCO Stock Options, Current VASCO Conversion Options and Current VASCO Compensatory Warrants (and the release of Associated Corporate Matter Claims) for New VASCO Shares, New VASCO Stock Options, New VASCO Conversion Options or New VASCO Warrants will be tax-free for federal income tax purposes. In addition, as a result of the Ruling, the exchange of Current VASCO Noncompensatory Warrants (and the release of Associated Corporate Matter Claims) for New VASCO Warrants will be tax-free for federal income tax purposes.
                                                        (continued on next page)

     THIS PROSPECTUS SUPPLEMENT IS NOT A SUMMARY OF INFORMATION IN THE PROSPECTUS, AND IT MAY NOT BE USED EXCEPT IN CONJUNCTION WITH THE PROSPECTUS. CAPITALIZED TERMS USED IN THIS PROSPECTUS SUPPLEMENT AND NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS SPECIFIED IN THE PROSPECTUS.
THIS PROSPECTUS SUPPLEMENT IS QUALIFIED BY REFERENCE TO THE PROSPECTUS, EXCEPT TO THE EXTENT ANY INFORMATION SET FORTH IN THIS PROSPECTUS SUPPLEMENT IS INCONSISTENT WITH OR CONTRARY TO THE INFORMATION SET FORTH IN THE PROSPECTUS, THE INFORMATION SET FORTH HEREIN SHALL SUPERSEDE THE INFORMATION CONTAINED IN THE PROSPECTUS. THIS PROSPECTUS SUPPLEMENT DOES NOT CONTAIN A COMPLETE DESCRIPTION OF THE TERMS OF THE EXCHANGE OFFER. YOU SHOULD READ THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT IN THEIR ENTIRETY.

             This Prospectus Supplement is dated February 26, 1998.

    To review the tax consequences in greater detail, see "REORGANIZATION OF CURRENT VASCO -- Federal Income Tax Consequences."

     4. The subsection entitled "Taxation of Exchange of Current VASCO Noncompensatory Warrants" on pages 71 and 72 of the Prospectus is hereby replaced in its entirety by the following subsection:

     Taxation of Exchange of Current VASCO Noncompensatory Warrants. The Internal Revenue Service (the "Service") recently issued final rules effective March 9, 1998 that, in general, will permit warrants to be exchanged tax-free pursuant to certain types of reorganizations. In addition, the Service on February 23, 1998 released a ruling that will treat an exchange of warrants as a tax-free exchange if the exchange is made on or after March 9, 1998 as part of a B Reorganization. Consequently, in the opinion of Jenner & Block, the following will be the U.S. federal income tax consequences to holders of Current VASCO Warrants that were not issued for services ("Current VASCO Noncompensatory Warrants") who exchange those warrants on or after March 9, 1998 for New VASCO Warrants as part of a B Reorganization:

          1. The warrant holders taking part in the Exchange Offer will recognize no gain or loss on the exchange of the New VASCO Warrants for Current VASCO Noncompensatory Warrants.

          2. The holding period of the New VASCO Warrants received by a warrant holder taking part in the Exchange Offer include the holding period of the Current VASCO Noncompensatory Warrants exchanged therefor.

          3. The tax basis of the New VASCO Warrants received by a warrant holder taking part in the Exchange Offer will be the same as the tax basis of the Current VASCO Noncompensatory Warrants exchanged therefor.

     In contrast, unless the exchange occurs on or after March 9, 1998 as part of a B Reorganization, in the opinion of Jenner & Block, the Exchange Offer will be a taxable sale or exchange for holders of the Current VASCO Noncompensatory Warrants. Assuming such a taxable sale or exchange occurs, the following would be the U.S. federal income tax consequences to holders of Current VASCO Noncompensatory Warrants:

          1. The holders of Current VASCO Noncompensatory Warrants taking part in the Exchange Offer will recognize a gain or loss equal to the difference between (a) the fair market value of the New VASCO Warrants over (b) the holder's tax basis in the Current VASCO Noncompensatory Warrants. For these purposes, the tax basis of any holder of a Current VASCO Noncompensatory Warrant will be equal to the fair market value of the consideration paid by the holder for the Current VASCO Noncompensatory Warrant. In those circumstances in which the holder acquired both a Current VASCO Noncompensatory Warrant and a share of Current VASCO Common Stock as an integrated investment unit, the holder's tax basis is equal to (a) the fair market value of the consideration paid for the entire unit, multiplied by
     (b) a fraction the numerator of which is the fair market value of the warrant on the date of the acquisition and the denominator of which is the fair market value of the entire investment unit on the date of acquisition.

          2. The holding period of the New VASCO Warrants received by holders of Current VASCO Noncompensatory Warrants taking part in the Exchange Offer will begin on the date on which the Exchange Offer is consummated.

          3. The tax basis of the New VASCO Warrants received by holders of Current VASCO Noncompensatory Warrants taking part in the Exchange Offer will be equal to the fair market value of the New VASCO Warrants on the date on which the Exchange Offer is consummated.

     The Treasury Regulations state that the fair market value of property is a question of fact, but only in rare and extraordinary cases will property be considered to have no fair market value. Holders of Current VASCO
Noncompensatory Warrants should consult with their own tax advisors with respect to the methods used in determining the fair market value.

                                        2